Exhibit 99.3

MTL Cannabis Corp.

Consolidated Financial Statements

For the years ended March 31, 2025 and 2024

[Expressed in Canadian dollars]

Independent Auditor's Report

To the Shareholders of MTL Cannabis Corp. :

Opinion

We have audited the consolidated financial statements of MTL Cannabis Corp. and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as at March 31, 2025 and March 31, 2024, and the consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of material accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at March 31, 2025 and March 31, 2024, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the consolidated financial statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Impairment Assessment for Goodwill
Key Audit Matter Description

The Company performs impairment testing on an annual basis, or whenever events or change in circumstances indicate that the carrying value of a cash generating unit (“CGU”) might exceed its recoverable amount. The recoverable amount of a CGU is determined using the higher of its value in use and its fair value less costs of disposal. Goodwill was determined to not be impaired as a result of the Company’s impairment tests as at March 31, 2025. Refer to Notes 2, 3 and 10 of the consolidated financial statements for further details.

We identified the impairment assessment for goodwill to be a key audit matter. There was a high degree of auditor judgment required, including the involvement of internal valuation specialists, to evaluate the significant assumptions used by management in determining the recoverable amount including, but not limited to, forecasted revenue, gross margin, operating expenses, long-term growth rates, and discount rates. The sensitivity of reasonable changes to the significant assumptions could have a significant impact on the determination of the recoverable amount of the CGUs and the Company’s determination of impairment.

MNP S.E.N.C.R.L., s.r.l./LLP
1155, boulevard René-Lévesque Ouest, 23e étage, Montréal (Québec) H3B 2K2	1.888.861.9724 Tél. : 514.861.9724 Téléc. : 514.861.9446
MNP.ca

Audit Response

We responded to this matter by performing procedures in relation to the impairment assessment for goodwill. Our audit work in relation to this included, but was not restricted to, the following:

•	Evaluated the reasonableness of key assumptions established by management, such as forecasted revenue, gross margin, operating expenses, long-term growth rates and discount rates, through assessing historical and actual performance and external market and industry data;

•	Performed a sensitivity analysis on the key assumptions to assess the impact of reasonable changes on the determination of the recoverable amounts;

•	Involved internal valuation specialists with specialized skills and knowledge to evaluate the reasonableness of the Company's impairment model;

•	With the assistance of internal valuation specialists, evaluated the reasonableness of the discount rate and other inputs used in the impairment analysis based on industry data and other benchmarks; and

•	Assessed the appropriateness of the disclosures in the notes to the consolidated financial statements.

Valuation of Biological Assets and Inventory

Key Audit Matter Description

Biological assets are measured at fair value less costs to sell. Inventory is measured at the lower of cost and net realizable value. In estimating the fair value of biological assets, management is required to make a number of estimates, including estimating the stage of growth of the cannabis up to the point of harvest, expected yield, harvesting costs, selling costs, selling price, and the allocation of indirect costs. In estimating the fair value of final inventory values, management is required to determine an estimate of spoiled or expired inventory. Refer to Notes 2, 3, 6 and 7 of the consolidated financial statements for further details.

We identified valuation of biological assets and inventory as a key audit matter, as a high degree of auditor judgment was required to evaluate the significant assumptions and estimates made by management.

Audit Response

We responded to this matter by performing procedures in relation to the valuation of biological assets and inventory. Our audit work in relation to this included, but was not restricted to, the following:

•	Performed a physical observation of the year-end biological assets and inventory, validating the stage of growth of biological assets;

•	Performed physical observations of the cannabis production cycle at the Company’s facilities throughout the year;

•	Tested on a sample basis the value and classification of costs as either harvesting costs, production costs, selling costs, or indirect costs;

•	Tested the allocation of indirect costs on a sample basis by assessing the appropriateness of the allocation method, cost drivers and other estimates;

•	Evaluated the appropriateness of the selling price per gram by comparing it to market data;

•	Evaluated the appropriateness of the expected yield by reperforming weigh-ins of dried grams of cannabis harvested and assessing historical data on yield per plant for each strain;

•	Performed sensitivity analyses over unobservable inputs used to determine the fair value of biological assets to assess the impact of changes in those significant unobservable inputs on the Company’s determination of fair value;

•	Assessed the measurement of inventory by verifying that the inventory was valued at the lower of cost and net realizable value and by assessing the provision for slow-moving inventory based on its age and likelihood of sale;

•	Evaluated the reasonableness of the expected net selling prices based on actual sales made and the required costs to sell the inventory; and

•	Assessed the appropriateness of the disclosures in the notes to the consolidated financial statements.

Other Information

Management is responsible for the other information. The other information comprises Management's Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated.

If, based on the work we have performed on the other information obtained prior to the date of this auditor's report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor's Responsibilities for the Audit of the consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor's report is Walter-Armando Gomez Figueroa.

Montréal, Québec July 21, 2025	[1]

1 By CPA auditor, public accountancy permit No. A142237

MTL Cannabis Corp.

Consolidated Statements of Financial Position
[expressed in Canadian dollars]

As at March 31,		2025	2024
	Notes	$	$
ASSETS
Current assets
Cash		5,680,958	1,352,135
Trade and other receivables	5	11,821,096	6,774,677
Inventory	6	16,946,417	8,633,786
Biological assets	7	2,141,941	1,550,427
Prepaid expenses and deposits		460,925	1,874,977
		37,051,337	20,186,002
Non-current assets
Prepaid expenses and deposits		63,290	—
Right-of-use assets, net	8	11,755,639	11,272,904
Property, plant and equipment, net	9	18,670,035	17,453,109
Intangible assets and goodwill, net	10	18,615,383	22,561,383
TOTAL ASSETS		86,155,684	71,473,398

LIABILITIES
Current liabilities
Trade and other payables		19,364,554	14,163,572
Income taxes payable		695,939	879,478
Provision	4	5,000,000	—
Lease obligations	8	1,020,568	706,420
Notes payable	11	14,552,353	15,004,518
Borrowings	12	350,438	2,438,552
Convertible debentures	13	7,583,236	1,124,999
		48,567,088	34,317,539
Non-current liabilities
Lease obligations	8	13,874,879	12,682,003
Convertible debentures	13	—	4,287,884
Provision	4	—	4,493,000
Deferred tax liability	19	1,951,455	1,067,300
		64,393,422	56,847,726
SHAREHOLDERS' EQUITY
Share capital	14	11,075,877	11,075,877
Contributed surplus	14	4,981,294	4,163,960
Retained earnings (deficit)		5,705,091	(614,165)
		21,762,262	14,625,672
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		86,155,684	71,473,398
Contingencies	20
Subsequent events	24

Approved by the Board of Directors on July 18, 2025:

(Signed) Richard Clément	(Signed) Yves Metten
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

MTL Cannabis Corp.

Consolidated Statements of Income and Comprehensive Income

[expressed in Canadian dollars, except number of shares]

For the years ended March 31,		2025	2024
	Notes	$	$
Revenue
Product revenue	18	99,032,487	79,543,192
Referral revenue and other	18	6,206,622	3,520,696
Less: excise tax		(21,165,294)	(17,770,219)
		84,073,815	65,293,669
Cost of sales		37,670,532	35,535,308
Gross profit before fair value adjustments		46,403,283	29,758,361

Fair value adjustments on biological assets	7	7,797,187	2,845,987
Fair value adjustments on sale of inventory		(5,577,289)	(6,201,313)
Gross profit		48,623,181	26,403,035

Operating expenses
General and administrative	17	23,910,449	16,821,917
Sales and marketing		2,230,677	956,824
Amortization and depreciation	8,9,10	5,666,009	3,949,847
Share-based compensation	14	764,188	61,777
Total operating expenses		32,571,323	21,790,365
Operating income		16,051,858	4,612,670
Finance expense, net	16	7,401,781	3,490,433
Other income		(4,351)	(664,547)
Income before income taxes		8,654,428	1,786,784
Income tax expense (recovery)	19	1,828,172	(662,739)
Net income and comprehensive income for the year		6,826,256	2,449,523
Income per share - basic and diluted	15	$0.058	$0.026
Weighted average number of common shares outstanding - basic and diluted		116,997,561	93,963,259

The accompanying notes are an integral part of these consolidated financial statements.

MTL Cannabis Corp.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended March 31, 2025 and 2024

[expressed in Canadian dollars, except number of shares and warrants]

	Common shares		Warrants	Contributed surplus	Retained earnings (deficit)	Total
	#	$	#	$	$	$
Balance as at March 31, 2024	116,997,561	11,075,877	7,717,521	4,163,960	(614,165)	14,625,672
Issuance of warrants (Note 14)	—	—	434,858	53,146	—	53,146
Share-based compensation (Note 14)	—	—	—	764,188	—	764,188
Remeasurement of amount payable to pre-RTO existing MTL Cannabis shareholders (Note 4)	—	—	—	—	(507,000)	(507,000)
Net income and comprehensive income	—	—	—	—	6,826,256	6,826,256
Balance as at March 31, 2025	116,997,561	11,075,877	8,152,379	4,981,294	5,705,091	21,762,262

Balance as at March 31, 2023	46,152,564	100	—	111,430	1,429,312	1,540,842
Common shares, warrants and options issued in connection with the RTO Transaction (Note 4)	70,844,997	11,075,777	5,978,089	1,377,000	—	12,452,777
Amount payable to the pre-RTO existing MTL Cannabis shareholders (Note 4)	—	—	—	—	(4,358,000)	(4,358,000)
Remeasurement of amount payable to pre-RTO existing MTL Cannabis shareholders (Note 4)	—	—	—	—	(135,000)	(135,000)
Transfer of conversion feature liability to contributed surplus (Note 13)	—	—	—	2,740,000	—	2,740,000
Transfer of warranty liability to contributed surplus (Note 13)	—	—	—	310,000	—	310,000
Deferred tax impact of conversion feature and warrant liability (Note 19)	—	—	—	(741,638)	—	(741,638)
Loss on modifications of warrants (Note 11)	—	—	—	23,013	—	23,013
Issuance of warrants (Note 14)	—	—	1,739,432	344,155	—	344,155
Net income and comprehensive income	—	—	—	—	2,449,523	2,449,523
Balance as at March 31, 2024	116,997,561	11,075,877	7,717,521	4,163,960	(614,165)	14,625,672

The accompanying notes are an integral part of these consolidated financial statements.

MTL Cannabis Corp.

Consolidated Statements of Cash Flows
[expressed in Canadian dollars]

For the year ended March 31,		2025	2024
	Notes	$	$
Operating activities:
Net income for the year		6,826,256	2,449,523
Add (deduct) items not affecting cash:
Deferred tax expense (recovery)		884,155	(1,690,407)
Amortization and depreciation	6,9,10	7,799,099	5,230,881
Inventory impairment provision	6	577,048	705,768
Change in fair value adjustments on inventory sold		5,577,289	6,201,313
Change in fair value of biological assets		(7,797,187)	(2,845,987)
Expected credit losses	5	(11,242)	(475,320)
Share-based compensation	14	764,188	61,777
Impairment of property, plant, and equipment	9	168,530	—
Loss on disposal of property, plant, and equipment	9	55,882	62,808
Gain on loan forgiveness		—	(40,000)
Other loss		(2,916)	—
Finance expense	16	7,334,618	3,394,528
		22,175,720	13,054,884
Changes in non-cash working capital items:
Trade and other receivables		(3,045,163)	4,431,325
Inventory		(14,474,327)	(4,618,253)
Biological assets		7,205,673	2,998,199
Prepaid expenses and deposits		1,350,762	(812,351)
Trade and other payables		5,200,982	(1,164,824)
Income taxes payable		456,397	1,347,708
Income taxes paid		(639,936)	(1,455,808)
Cash flows provided by operating activities		18,230,108	13,780,880

Investing activities:
Purchase of property, plant and equipment	5,9	(6,178,028)	(3,229,931)
Net cash acquired in the RTO Transaction	4	—	1,014,345
Proceeds on sale of property, plant and equipment	8,9	693,444	4,648
Cash flows used in investing activities		(5,484,584)	(2,210,938)

Financing activities:
Proceeds from notes payable	11	—	4,995
Repayment of notes payable	11	(2,428,052)	(4,334,654)
Repayment of borrowings	12	(2,338,695)	(2,629,966)
Repayment of convertible debentures	13	(322,085)	(1,090,958)
Payment of lease obligations	8	(3,327,869)	(2,604,775)
Cash flows used in financing activities		(8,416,701)	(10,655,358)

Net change in cash during the year		4,328,823	914,584
Cash, beginning of the year		1,352,135	437,551
Cash, end of the year		5,680,958	1,352,135

The accompanying notes are an integral part of these consolidated financial statements.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

(expressed in Canadian dollars, except share amounts)

1            Nature of business

MTL Cannabis Corp. (the "Company" or “MTLC”), formerly Canada House Cannabis Group Inc. (“Canada House”) up to completion of the Tranche Two Closing, as defined below, was incorporated on September 29, 1982 under the Company Act of the Province of British Columbia. The Company’s head office and principal place of business is located at 4225 Autoroute Transcanadienne, Pointe-Claire, Québec, Canada, H9R 1B4. The Company’s common shares are listed on the Canadian Securities Exchange under the symbol “MTLC”, and on the OTCQB Venture Market under the symbol “MTLNF”. The Company through its subsidiaries, engages in cultivation and production of cannabis products for recreational and medical purposes in Canada. It also operates clinics that work directly with primary care teams to provide specialized cannabinoid therapy services to patients suffering from medical conditions. The Company produces various cannabis products, including lines of dried flower, hash, and pre-rolls.

These consolidated financial statements (“financial statements”) of the Company for the years ended March 31, 2025 and 2024, comprise the results of the Company and its wholly owned subsidiaries Montréal Cannabis Médical Inc. (“MTL Cannabis”), Abba Medix Corp. ("Abba"), Canada House Clinics Inc. (“CHC”), The Longevity Project Corp. ("TLP"), IsoCanMed Inc. (“IsoCanMed”), and Margaree Health Group Inc. (“Margaree”).

Reverse Take Over (“RTO”) Transaction

On August 9, 2021, Canada House, MTL Cannabis, and the MTL Cannabis shareholders entered into a share exchange agreement. Subsequently, on July 22, 2022, Canada House and MTL Cannabis entered into a restated share exchange agreement (the “Agreement”). Pursuant to the Agreement, Canada House would acquire all of the issued and outstanding shares of MTL Cannabis over two tranches (the “RTO Transaction”).

The first stage of the RTO Transaction was completed on August 30, 2022 (the “Tranche One Closing”). The Tranche One Closing resulted in Canada House acquiring 24.99% of the issued and outstanding common shares of MTL Cannabis from the MTL shareholders in exchange for 49.99% of the issued and outstanding common shares of Canada House. Canada House issued 22,779,340 common shares to the shareholders of MTL Cannabis on the Tranche One Closing. Subsequent to the Tranche One Closing, 46,152,564 common shares of Canada House were issued and outstanding.

The second stage of the RTO Transaction was completed on July 28, 2023 (the “Tranche Two Closing”). The Tranche Two Closing resulted in Canada House acquiring the remaining 75.01% of the issued and outstanding shares of MTL Cannabis from the MTL Cannabis shareholders in exchange for 70,713,556 common shares of Canada House, resulting in MTL Cannabis becoming a wholly owned subsidiary of Canada House. Upon completion of the Tranche Two Closing, the existing MTL Cannabis shareholders held a majority of the Canada House outstanding common shares, constituting a reverse take over of Canada House by the shareholders of MTL Cannabis. Upon completion of the RTO Transaction, Canada House changed its name to MTL Cannabis Corp.

2            Basis of preparation

Statement of compliance

These financial statements have been prepared by management in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and IFRIC® Interpretations of the IFRS Interpretations Committee. The policies set out below have been consistently applied to all periods presented, unless otherwise noted.

These financial statements were approved and authorized for issuance by the Board of Directors of the Company on July 18, 2025.

Basis of measurement

These financial statements have been prepared on a historical cost basis, with the exception of certain financial instruments measured at fair value on initial recognition and biological assets which are measured at fair value less costs to sell. Historical costs are generally based upon the fair value of the consideration given in exchange for goods and services received.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and disclosure purposes in these financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2 Share-based Payment, leasing transactions that are within the scope of IFRS 16 Leases (“IFRS 16”), and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2 Inventories (“IAS 2”), or value in use in IAS 36 Impairment of Assets.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

Basis of consolidation

These financial statements comprise the accounts of the Company and its wholly-owned subsidiaries.

Subsidiaries are fully consolidated from the date of acquisition, which is the date on which the Company obtains control and continues to be consolidated until the date when such control ceases. Control is achieved when the Company has power over the investee, is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to use its power to affect its returns. The Company reassesses whether or not it controls an investee if facts and circumstances indicate there are changes to one or more of the three elements of control listed above. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intercompany balances, transactions and unrealized gains and losses resulting from intercompany transactions and dividends are eliminated on consolidation.

Functional currency and presentation currency

These financial statements are presented in Canadian dollars, which is the functional currency of the Company and its subsidiaries.

Use of estimates, judgments and assumptions

The preparation of these financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgments and estimates that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the financial statements:

•	Business combinations

At the time of an acquisition, management uses judgment to determine whether an acquisition is a business combination or an asset acquisition. IFRS 3, Business Combinations (“IFRS 3”) is only applicable when a business has been acquired.

In a business combination, substantially all identifiable assets, liabilities and contingent liabilities acquired are recorded at the date of acquisition at their respective fair values. One of the most significant areas of judgment and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of consideration given. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, the Company determines the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. These valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and the discount rate applied.

In cases where there is a reverse takeover, management also uses judgment in the identification of the acquiror in business combinations. A reverse takeover is a business combination in which the legal acquirer becomes the acquiree for accounting purposes and the legal acquiree becomes the acquirer for accounting purposes. The Company considers the guidance in IFRS 10 Consolidated Financial Statements, when determining which entity has obtained control for accounting purposes.

•	Determination of cash-generating units

For the purposes of impairment testing, goodwill acquired through business combinations is allocated to a cash-generating unit (“CGU”) or group of CGUs. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Significant judgment is involved in determining the smallest group of assets that generates independent cash flows.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

•	Goodwill impairment testing

Goodwill is reviewed annually for impairment. Goodwill impairment testing is performed by comparing the carrying value to its recoverable amount. The recoverable amounts of the cash-generating units were estimated based on the greater of value in use, using a discounted cash flow approach, and fair value less costs to sell. The approach uses cash flow projections based upon a financial forecast approved by management, covering a five-year period. Cash flows for the years thereafter are extrapolated using the estimated terminal growth rate. The risk premiums expected by market participants related to uncertainties about the industry and assumptions relating to future cash flows may differ or change quickly, depending on economic conditions, identification of cash-generating units, and other events.

•	Estimated useful lives of long-lived assets

Depreciation of property, plant and equipment and intangible assets is dependent on estimates of useful lives and residual values, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent on estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

•	Leases

Measurement of right-of-use assets and lease liabilities require judgment in determining lease terms, such as assessing the likelihood of exercising extension options and determination of the appropriate discount rate. In the case where an incremental borrowing rate is used, the Company estimates the incremental borrowing rate based on the lease term, collateral assumptions, and the economic environment in which the lease is denominated. Renewal options are only included if management is reasonably certain that the option will be renewed.

•	Determination of the sale requirements being met under a sale and leaseback transaction

The Company assesses whether the transfer of its assets under a sale and leaseback transaction should be accounted for as a sale of those assets, applying relevant guidance of IFRS 16 and IFRS 15. This involves the determination of when a performance obligation is satisfied in IFRS 15 to determine whether the transfer of an asset has occurred. The Company distinguishes the right to control an asset (as conveyed in a lease agreement subsequent to a sale and leaseback transaction) from the transfer of control of an asset, and considers any rights to repurchase the assets, the lease term in relation to the economic life of the assets, the transfer of physical possession (legal title), and the ability to obtain substantially all the remaining benefits from the asset amongst other applicable factors specific to the transaction.

The Company has made the judgment that the requirements for a sale under IFRS 15 were met in relation to the sale and leaseback transaction involving its land and building (Note 8).

•	Inventories

Inventories are valued at the lower of cost and net realizable value. The costs of inventory involve estimates in determining the allocation of fixed and variable production overhead. These estimates include determination of normal production capacity and nature of expenses to be allocated. In assessing the recoverability of final inventory values, management compares the inventory cost to estimated net realizable value. Management records a provision to inventory to the extent the cost of inventory exceeds the estimated net realizable value.

•	Valuation of the fair value less costs to sell of biological assets

In calculating the value of the biological assets, management is required to make a number of estimates, including estimating the stage of growth of the cannabis up to the point of harvest, harvesting costs, selling costs, average or expected selling prices and list prices and expected yields for the cannabis plants.

•	Trade and other receivables

The recognition of trade and other receivables requires the Company to assess credit risk and collectability when assessing allowances for expected credit loss. The Company considers historical trends and any available information indicating a customer could be experiencing liquidity or going concern problems and the status of any contractual or legal disputes with customers in performing this assessment. The Company’s provision is based on its historical credit loss experiences, adjusted for forward-looking factors specific to the debtors and the economic environment.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

•	Convertible debentures

The identification of convertible note components is based on interpretations of the substance of the contractual arrangement and therefore requires judgment from management. The separation of the components affects the initial recognition of the convertible debenture at issuance and the subsequent recognition of interest on the liability component. The determination of the fair value of the liability is also based on a number of assumptions, including contractual future cash flows, discount rates and the presence of any derivative financial instruments.

3            Material accounting policies

[a]             Revenue recognition

The Company’s accounting policy for revenue recognition under IFRS 15, Revenue from Contracts with Customers (“IFRS 15”), is to follow a five-step model to determine the amount and timing of revenue to be recognized by applying the following steps:

i)            identify the contract with a customer;

ii)           identify the performance obligations in the contract;

iii)         determine the transaction price;

iv)         allocate the transaction price to the performance obligations in the contract; and

v)          recognize revenue when or as the Company satisfies a performance obligation.

Revenue from the sale of cannabis is recognized when the Company transfers control of the good to the customer. This is generally considered to have occurred when products have been delivered to the location specified in the sales contract and accepted by the customer. The Company recognizes deferred revenue when proceeds are received but not earned. Revenue is recognized when the products are transferred to the customer and the Company’s performance obligations have been fulfilled. Revenue from the referral of clinic patients to licensed producers is recognized once the Company’s performance obligation is met, which is when the Company consults the patient, the patient completes a purchase, and the licensed producer is billed.

The Company recognizes revenue in an amount that reflects the consideration the Company expects to receive taking into account any variation that may result from rights of return, price concessions, price protection and discounts.

Gross revenue includes excise taxes, which the Company pays as principal. Excise taxes are a production tax which becomes payable when a cannabis product is delivered to the customer and are not directly related to the value of the revenue. Excise taxes are netted against gross revenue on the consolidated statements of income and comprehensive income.

The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in these transactions with resellers and involves judgment based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative, in reaching conclusions on gross versus net revenue recognition, management places the most weight on the analysis of whether the Company controls and are responsible for the condition of the goods until they are ultimately sold to the end customer.

Areas of judgment include identifying the customer per the definition within IFRS 15, determining whether control has passed to the customer, and estimating expected returns and variable consideration for discounts.

[b]             Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

•	Financial assets

On initial recognition, a financial asset is classified as measured at amortized cost, fair value through other comprehensive income (“FVOCI”), or fair value through profit and loss (“FVTPL”). The classification of financial assets is based on the business model in which a financial asset is managed and its contractual cash flow characteristics.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

o	It is held within a business model whose objective is to hold assets to collect contractual cash flows; and

o	Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset (unless it is a trade receivable without a significant financing component that is initially measured at the transaction price) is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition.

The following accounting policies apply to the subsequent measurement of financial assets.

Financial assets at FVTPL	Subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.
Financial assets at amortized cost	Subsequently measured at amortized cost using the effective interest method, less any impairment losses. Interest income, foreign exchange gains and losses and impairment losses are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

•	Financial liabilities

The Company initially recognizes financial liabilities at fair value on the date at which the Company becomes a party to the contractual provisions of the instrument.

The Company classifies its financial liabilities as either financial liabilities at FVTPL or amortized cost.

Subsequent to initial recognition, other liabilities are measured at amortized cost using the effective interest method. Financial liabilities at FVTPL are stated at fair value with changes being recognized in profit or loss.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

•	Financial liabilities and equity instruments

•	Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

•	Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

Repurchase of the Company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

•	Classification of financial instruments

The Company classifies its financial assets and liabilities depending on the purpose for which the financial instruments were acquired, their characteristics and management intent as outlined below:

Classification
Cash	Amortized cost
Trade and other receivables	Amortized cost
Trade and other payables	Amortized cost
Notes payable	Amortized cost
Borrowings	Amortized cost
Convertible debentures	Amortized cost

•	Impairment of financial assets

An expected credit loss ("ECL") model applies to financial assets measured at amortized cost. The Company’s financial assets measured at amortized cost and subject to the ECL model consist primarily of trade and other receivables. The Company applies the simplified approach to impairment for trade and other receivables by recognizing a loss allowance based on lifetime expected losses at each reporting date taking into consideration historical credit loss experience and financial factors specific to the debtors and general economic conditions. The Company has assessed the impairment of its trade and other receivables using the expected credit loss model, and no material difference was noted.

[c]              Biological assets

While the Company’s biological assets are within the scope of IAS 41 Agriculture, the direct and indirect costs of biological assets are determined using an approach similar to the capitalization criteria outlined in IAS 2. They include the direct cost of seeds and growing materials as well as other indirect costs such as utilities and supplies consumed throughout the growing process. Indirect labour for individuals involved in the growing and quality control process is also included, as well as depreciation on production equipment and overhead costs such as rent to the extent it is associated with the growing space. All direct and indirect costs of biological assets are capitalized as they are incurred, and they are all subsequently recorded within “cost of sales” in the consolidated statements of income and comprehensive income in the period that the related product is sold. Unrealized fair value gains on growth of biological assets are recorded in a separate line on the face of the consolidated statements of income and comprehensive income. Biological assets are measured at their fair value less costs to sell on the consolidated statements of financial position.

[d]              Inventories

The direct and indirect costs of inventory initially include the fair value of the biological asset at the time of harvest. They also include subsequent costs such as materials, labour and depreciation expense on equipment involved in transformation, packaging, labeling and inspection. Cost is determined using the weighted average or ‘First-in First-Out’ method. All direct and indirect costs related to inventory are capitalized as they are incurred and they are subsequently recorded within “cost of sales” in the consolidated statements of income and comprehensive income at the time cannabis is sold, except for realized fair value amounts included in inventory sold, which are recorded as a separate line on the face of the consolidated statements of income and comprehensive income. Inventory is measured at the lower of cost or net realizable value on the consolidated statements of financial position.

[e]              Property, plant and equipment

Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. The cost of an item of equipment includes expenditures that are directly attributable to the acquisition or construction of the asset. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The cost of replacing part of an item of equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in consolidated statements of income and comprehensive income.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

Subsequent costs are included in the asset's carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance costs incurred are charged to the consolidated statements of income and comprehensive income.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount and are recognized net within other income in the consolidated statements of income and comprehensive income.

Depreciation is based on the estimated useful lives of the assets provided as follows:

Equipment and supplies	20% declining balance
Computer equipment	30% declining balance
Leasehold improvements	20% declining balance
Buildings	25 years straight-line

An item of property, plant and equipment and any significant part initially recognized are derecognized upon disposal or when no future economic benefits are expected from their use or disposal. The assets’ residual values, useful lives and methods of depreciation and the depreciation charge are adjusted prospectively, if appropriate.

[f]             Business combinations

Business combinations are accounted for using the acquisition method. In applying the acquisition method, the Company separately measures at their acquisition-date fair values, the identifiable assets acquired, the liabilities assumed, goodwill acquired and any non-controlling interest in the acquired entity. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Company. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement that does not require continued employment services. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

Acquisition costs in connection with a business combination are expensed as incurred.

Goodwill is measured as the excess of the fair value of the consideration transferred, less any non-controlling interest in the entity being acquired at the proportionate share of the recognized net identifiable assets acquired. Goodwill acquired through a business combination is allocated to each CGU or group of CGUs that are expected to benefit from the related business combination. A group of CGUs represents the lowest level within the entity at which the goodwill is monitored for internal management purposes, which is not higher than an operating segment.

[g]           Intangible assets

The Company’s intangible assets largely consist of intangible assets acquired from business combinations. The cost of intangible assets acquired in a business combination is measured based on their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite. The Company’s has no indefinite life intangible assets.

The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed annually. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for prospectively by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates.

Amortization of an intangible asset with a finite useful life is recorded using the straight-line method over the estimated useful lives as outlined below:

Customer relationships	4 years
Trade name and trademarks	2 to 5 years
Technology	5 years
License	2 years

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

[h]           Impairment of long-lived assets

Long-lived assets, including property, plant and equipment, and intangible assets, are tested for impairment when there are indicators of impairment which are reviewed at each reporting date or earlier whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its recoverable amount. Goodwill is not subject to amortization but is assessed for impairment on at least an annual basis and, additionally, whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the CGU). The recoverable amount of an asset or a CGU is the higher of its fair value, less costs of disposal, and its value in use. If the carrying amount of an asset exceeds its recoverable amount, an impairment charge is recognized immediately in net income equal to the amount by which the carrying amount exceeds the recoverable amount. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

[i]            Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of the costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The ROU assets are depreciated to the earlier of the end of useful life of the ROU asset or the lease term using the straight-line method as this most closely reflects the expected pattern of the consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the ROU asset can be periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from the change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the ROU asset, unless it has been reduced to zero.

A lease modification will be accounted for as a separate lease if the modification increases the scope of the lease and if the consideration for the lease increases by an amount commensurate with the stand-alone price for the increase in scope. For a modification that is not a separate lease or where the increase in consideration is not commensurate, at the effective date of the lease modification, the Company will remeasure the lease liability using the Company’s incremental borrowing rate, when the rate implicit to the lease is not readily available, with a corresponding adjustment to the ROU asset.

[j]            Sale and leaseback

The Company accounts for sale and leaseback transactions in accordance with IFRS 16. If the transfer of the asset or group of assets qualify as a sale under IFRS 15, the Company derecognizes the asset or group of assets and recognizes a ROU asset and a lease liability. The ROU asset is measured at the proportion of the previous carrying amount of the asset that relates to the right-of-use retained. Any gain or loss is limited to the rights transferred to the buyer-lessor and is recognized in profit or loss during the period in which the sale occurred.

[k]            Income Taxes

Income tax expense comprises of current and deferred tax. Current tax and deferred tax are recognized in net profit or loss except to the extent that it relates to a business combination or items recognized directly in equity or in other comprehensive income.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current year and any adjustment to income taxes payable in respect of previous years. Current income taxes are determined using tax rates and tax laws that have been enacted or substantively enacted by the year-end date.

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability differs from its tax base, except for taxable temporary differences arising on the initial recognition of goodwill and temporary differences arising on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss.

Recognition of deferred tax assets for unused tax losses, tax credits and deductible temporary differences is restricted to those instances where it is probable that future taxable profit will be available against which the deferred tax asset can be utilized. At the end of each reporting period, the Company reassesses unrecognized deferred tax assets. The Company recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

[l]            Share-based payments

The Company grants equity-settled share options to purchase common shares to certain employees and officers. Share options generally vest over 4 years and expire after 5 years.

The fair value of the share options is determined using the Black-Scholes option-pricing model. Estimates are required for inputs to this model including the fair value of the underlying shares, the expected life of the option, volatility, expected dividend yield and the risk-free interest rate. Variation in actual results for any of these inputs will result in a different value of the share option realized from the original estimate. The assumptions and estimates used are further outlined in the share options note.

[m]           Government assistance

Government assistance is recognized when there is reasonable assurance it will be received, and all related conditions will be complied with. When government assistance relates to an expense item, it is recognized as a reduction of the expense over the period necessary to match the government assistance on a systematic basis to the costs it is intended to subsidize. When government assistance relates to depreciable assets the value of the grant is deducted from the carrying amount of the asset. The grant is recognized over the life of the depreciable asset as a reduction to depreciation expense.

[n]           Net income per share

Net income per share is calculated based on the income for the financial year and the weighted average number of common shares outstanding during the year. Diluted net income per share is calculated using the income or loss for the financial year adjusted for the effect of any dilutive instruments and the weighted average diluted number of shares (ignoring any potential issue of common shares that would be anti-dilutive) during the year.

New standards, amendments and interpretations recently adopted by the Company

IAS 1 – Presentation of financial statements (“IAS 1”)

In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (Amendments to IAS 1). The amendments aim to promote consistency in applying the requirements by helping companies determine whether, in the consolidated statements of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The amendments include clarifying the classification requirements for debt a company might settle by converting it into equity.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024, with earlier application permitted. The Company early adopted these amendments effective April 1, 2023. The impact of adopting these amendments on the Company’s financial statements was not significant.

IFRS 16 – Leases (“IFRS 16”)

In September 2022, the IASB issued amendments to IFRS 16, Leases, which add to requirements explaining how a company accounts for a sale and leaseback after the date of the transaction.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

The amendments are effective for annual reporting periods beginning on or after January 1, 2024. Earlier application is permitted. The Company adopted these amendments effective April 1, 2024. The impact of adopting these amendments on the Company’s financial statements was not significant.

New standards, amendments and interpretations not yet adopted by the Company

IFRS 18 – Presentation and Disclosure in Financial Statements (“IFRS 18”)

In April 2024, the IASB issued a new standard IFRS 18, introducing a defined structure for the statement of profit and loss and new specific disclosure requirements to the statement of profit and loss.

The standard is effective for annual reporting periods beginning on or after January 1, 2027 and also applies to comparative information. The Company is still assessing the impact of adopting these amendments on its financial statements.

All other IFRSs and amendments issued but not yet effective have been assessed by the Company and are not expected to have a material impact on the Company’s financial statements.

4	Business combination

Acquisition of Canada House

On July 28, 2023, MTL Cannabis and Canada House completed the RTO Transaction following the Tranche Two Closing. Pursuant to the restated share exchange agreement, the MTL Cannabis shareholders acquired 80% of the rights, title and interest in and to all of the issued and outstanding shares in the capital of Canada House. The transaction was determined to meet the definition of a reverse acquisition per IFRS 3 – Business Combinations, and the acquisition method was applied. In exchange for the shares in the capital of Canada House, the Company agreed to pay total consideration of $14,280,361, comprised of share consideration of $11,014,000, replacement warrants and options issued with a fair value of $1,377,000, and settlement of the pre-existing relationship for the amount of $1,889,361. The Company issued 5,978,089 replacement warrants and 1,765,000 replacement options. The share consideration was measured at the fair value of the shares that MTL Cannabis would have to issue to the shareholders of Canada House, to give the shareholders of Canada House the same percentage of equity interest in the combined entity that results from the reverse takeover had it taken the legal form of MTL Cannabis acquiring Canada House. Canada House issued 22,779,340 common shares to the shareholders of MTL Cannabis on the Tranche One Closing, and 70,713,556 common shares to the shareholders of MTL Cannabis on the Tranche Two Closing.

The fair value of the replacement warrants and options were assessed using a combination of a Monte Carlo analysis and Black-Scholes option pricing model. Key assumptions used in both models were a share price of $0.47, estimated volatility of 95% and a risk-free rate of 4.0%.

The settlement amount of pre-existing relationships was determined by reviewing the net balance of the outstanding receivables and payables between MTL Cannabis and Canada House.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

The allocation of the fair value of the purchase price to the identifiable assets acquired and liabilities assumed as at the date of the acquisition is as follows:

$
Share consideration	11,014,000
Replacement warrants and options	1,377,000
Settlement of pre-existing relationships	1,889,361
Total consideration	14,280,361

Cash	1,014,345
Trade and other receivables	6,291,512
Prepaid expenses and deposits	711,588
Inventory	1,661,663
Biological assets	442,450
Property, plant and equipment	12,021,410
Right-of-use assets, net	2,035,501
Intangible assets, net	12,590,000
Trade and other payables	(6,304,727)
Lease liability	(2,035,501)
Notes payable	(10,875,572)
Borrowings	(3,409,286)
Convertible debentures	(5,861,366)
Financial instrument liabilities	(5,400,000)
Deferred tax liability	(1,203,706)
Fair value of net assets acquired	1,678,311
Goodwill	12,602,050

Goodwill arising on the acquisition reflects the benefits attributable to synergies, revenue growth and future market development opportunities expected to be realized from the acquisition. These benefits were not recognized separately from goodwill because they did not meet the recognition criteria for identifiable intangible assets. The goodwill is not deductible for income tax purposes.

Amount payable to the pre-RTO existing shareholders of MTL Cannabis

As a part of the acquisition of Canada House on July 28, 2023, an amount was payable to the pre-RTO existing shareholders of MTL Cannabis if certain revenue targets are achieved during the first and second twelve-month periods following the Tranche Two Closing. The maximum amount payable to the pre-RTO existing shareholders of MTL Cannabis is $5,000,000. The Company uses a scenario-based model to independently assess individual earn-outs and calculate the best estimate of the earn-out based on probabilities of success attributable to each individual scenario in accordance with IAS 37 – Provisions, Contingent Liabilities and Contingent Assets. The provision of the amount payable was determined to be $4,358,000. The Company determined that the obligation was not part of the RTO Transaction under IFRS 3 – Business Combinations. The provision is recorded as a liability on the consolidated statements of financial position and a charge to retained earnings for distribution of equity to pre-RTO existing shareholders within the consolidated statement of changes in shareholders’ equity. During the year ended March 31, 2025, the Company recognized $507,000 (2024 – $135,000) in the consolidated statement of changes in shareholder’s equity, for accretion of the amount payable to the shareholders of MTL Cannabis. As at March 31, 2025, the total provision was $5,000,000 (2024 – $4,493,000) as the revenue targets are expected to be met.

Acquisition costs in connection with the RTO Transaction are expensed as incurred and recorded within the line item ‘General and administrative’ expense. During the year ended March 31, 2024, the Company incurred total transaction costs of $232,905. The Company also recognized an expense of $61,777 as share-based compensation expense relating to 131,441 common shares issued for services in connection with the RTO Transaction. The common shares were valued at a price of $0.47 per common share.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

5       Trade and other receivables

The Company’s trade and other receivables include the following:

	March 31, 2025	March 31, 2024
	$	$
Trade receivables (Note 23)	9,665,692	6,802,735
SR&ED receivables	212,123	86,116
Sales tax receivables	—	110,935
Government assistance receivable	1,990,014	—
Other receivables	201,736	34,602
Less: expected credit losses (Note 23)	(248,469)	(259,711)
	11,821,096	6,774,677

During the year ended March 31, 2025, the Company purchased light fixtures in the amount of $2,677,500. As a part of the Hydro-Québec Efficient Solutions Program, the Company obtained a subsidy for these lights in the amount of $1,990,014. The net cost of the lights are included as additions of property, plant and equipment (see Note 9).

For trade receivables, the change in allowance for credit losses for the year ended March 31, 2025 was as follows:

	March 31, 2025	March 31, 2024
	$	$
Opening balance	259,711	3,642,283
Reduction in allowance for credit losses	(11,242)	(475,320)
Settlement of loans receivable	—	(2,907,252)
Closing balance	248,469	259,711

6       Inventory

The Company’s inventory consists of the following:

	March 31,	March 31,
	2025	2024
	$	$
Inventory – Work in process	11,196,104	6,582,187
Inventory – Finished goods	7,170,060	4,355,396
Carrying value	18,366,164	10,937,583
Less: provision	(1,419,747)	(2,303,797)
	16,946,417	8,633,786

During the year ended March 31, 2025, the Company expensed $36,476,741 of inventory in cost of sales (2024 – $32,986,487). Included in the amount of inventory expensed to cost of sales is $2,133,090 (2024 – $1,281,304) of depreciation allocated from property and equipment and ROU assets. During the year ended March 31, 2025, the Company recorded $577,048 (2024 – $705,768) of inventory write-downs that were included in cost of sales.

As of March 31, 2025, the carrying value of inventory includes $598,601 of inventoried depreciation costs (March 31, 2024 – $620,933).

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

7       Biological assets

Biological assets consist of cannabis plants. The changes in the carrying value of biological assets are as follows:

$
Balance – March 31, 2023	1,260,189
RTO Transaction (Note 4)	442,450
Production costs capitalized	7,110,219
Changes in fair values less costs to sell due to biological transformation	2,845,987
Transferred to inventory upon harvest	(10,108,418)
Balance – March 31, 2024	1,550,427
Production costs capitalized	8,382,985
Changes in fair values less costs to sell due to biological transformation	7,797,187
Plants sold during the period	(375,528)
Transferred to inventory upon harvest	(15,213,130)
Balance – March 31, 2025	2,141,941

The Company measures its biological assets at their fair value less costs to sell. This is determined using a model which estimates the expected harvest yield in grams for plants currently being cultivated, the expected selling price per gram and the expected costs to sell per gram.

The fair value measurements for biological assets have been categorized as Level 3 fair values based on the inputs to the valuation technique used. The Company’s method of accounting for biological assets attributes value accretion on a straight-line basis throughout the life of the biological asset from initial cloning to the point of harvest.

The following table quantifies each significant unobservable input, and also provides the impact a 10% increase or decrease in each input would have on the fair value of biological assets at period end:

		As at March 31, 2025		As at March 31, 2024
	Assumption:	Input	10% change	Input	10% change
i	Weighted average of expected loss of plants until harvest [a]	8%	$20,018	6%	$9,940
ii	Expected yields (dry grams of cannabis per plant) [b]	582 grams of dry flower	$219,771	548 grams of dry flower	$155,042
iii	Weighted average number of growing weeks completed as a percentage of total growing weeks as at year-end	51%	$219,771	42%	$155,042
iv	Estimated selling price (per gram) [c]	$1.74 per gram dried flower	$419,754	$1.76 per gram dried flower	$299,732
v	After harvest cost to complete and sell (per gram)	$0.82 per gram dried flower	$199,984	$0.87 per gram dried flower	$144,690

[a]	Weighted average of expected loss of plants until harvest represents loss of plants that do not survive to the point of harvest. It does not include any financial loss on a surviving plant.

[b]	Expected average yields for cannabis plants vary based on the mix of strains and number of plants existing at each reporting date.

[c]	The estimated selling price per gram represents the actual average sales price for the Company’s strains sold as bulk products.

The Company estimates the harvest yields for cannabis at various stages of growth. As of March 31, 2025, it is expected that the Company’s biological assets will yield approximately 4,035,798 (March 31, 2024 – 4,153,916) grams of dry cannabis flower when harvested. The fair value adjustments on biological assets are presented separately on the consolidated statements of income and comprehensive income.

The Company's estimates, by their nature, are subject to changes that could result from volatility of market prices, unanticipated regulatory changes, harvest yields, loss of crops, changes in estimates and other uncontrollable factors that could significantly affect the future fair value of biological assets.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

8       Leases

Right-of-use asset

Cost	$
Balance – March 31, 2023	13,187,064
RTO Transaction (Note 4)	2,035,501
Balance – March 31, 2024	15,222,565
Additions	2,299,934
Termination	(43,419)
Modification	33,219
Balance – March 31, 2025	17,512,299

Accumulated depreciation
Balance – March 31, 2023	2,543,523
Depreciation	1,406,138
Balance – March 31, 2024	3,949,661
Depreciation	1,809,100
Termination	(2,101)
Balance – March 31, 2025	5,756,660

Net Balance – March 31, 2024	11,272,904
Net Balance – March 31, 2025	11,755,639

Lease obligations	$
Balance – March 31, 2023	11,762,670
Additions (Note 4)	2,035,501
Interest accretion	2,195,027
Lease payments	(2,604,775)
Balance – March 31, 2024	13,388,423
Additions	2,283,342
Interest accretion	2,562,566
Lease payments	(3,327,869)
Termination	(44,234)
Modification	33,219
Balance – March 31, 2025	14,895,447
Current	1,020,568
Non-current	13,874,879

The Company’s right-of-use assets and lease obligations relate to the Company’s warehouse and office premises. On closing of the RTO Transaction, the Company also acquired leases related to a licensed cultivation facility and clinics.

The following table sets out a maturity analysis of the lease payments payable, showing the undiscounted lease payments to be paid on an annual basis, reconciled to the lease obligation.

$
Less than one year	3,437,056
One to two years	3,409,872
Two to three years	3,411,841
Three to four years	3,393,488
Thereafter	13,377,343
Total undiscounted lease payments payable	27,029,600
Less: impact of present value	12,134,153
Balance – March 31, 2025	14,895,447

The Company received rental income of $29,980 during the year ended March 31, 2025 (2024 – $401,637) relating to the short-term rental of unused warehouse facilities, which has been included in general and administrative expenses on the consolidated statements of income and comprehensive income.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

On April 1, 2024, the Company commenced a lease for additional space at its production facility with a termination date of March 31, 2033. As a result of the additional space, the Company recognized an additional right-of-use asset and lease liability in the amount of $2,064,762. The leased premises is owned by a company controlled by the Chief Cultivation Officer and the Chief Operating Officer.

On April 1, 2024, the Company commenced a lease for a new clinic in Greenwood, Nova Scotia with a termination date of March 31, 2029. As a result of the new clinic, the Company recognized an additional right-of-use asset and lease liability in the amount of $99,242.

On April 12, 2024, the Company modified its lease agreement at a clinic in Pembroke, Ontario. The modification extended the lease and increased the monthly payments. As a result of the modification, the Company remeasured the lease liability by discounting the revised lease payments using a revised discount rate and made a corresponding increase to the ROU asset in the amount of $33,219.

On January 27, 2025, the Company closed a transaction to sell and lease back the CHC land and building at the clinic in Oromocto, New Brunswick. The Company sold the land and building for gross cash consideration of $700,000. Net cash proceeds totaled $693,444 after deducting applicable transaction expenses.

Additionally, the Company entered into a lease agreement for the clinic for an initial term of three years commencing on February 1, 2025, with an optional one-year renewal period. Management determined that the sale and leaseback transaction met the requirements for a sale under IFRS 16 and IFRS 15 as it was determined that the criteria for the transfer of control of the assets to the Purchaser were met. This resulted in the recognition of a lease liability of $135,831, derecognition of the underlying assets representing the rights transferred to the purchaser of $796,745, recognition of a right of use asset of $135,831, and a loss on disposal of $80,252. The disposal of the underlying assets is included in Note 9.

For its leased premises, the Company hypothecates all of its equipment and other moveable effects to its landlord up to the market value equivalent of one years’ rent as security against the lease obligation.

9       Property, plant and equipment

	Equipment and supplies	Computer equipment	Leasehold improvements	Building	Land	Total
Cost	$	$	$	$	$	$
Balance, March 31, 2023	6,054,457	30,470	72,479	—	—	6,157,406
RTO Transaction (Note 4)	694,315	109,132	416,017	10,179,989	621,957	12,021,410
Additions	1,002,217	31,664	384,742	1,811,308	—	3,229,931
Disposals	(70,942)	(2,253)	—	—	—	(73,195)
Balance, March 31, 2024	7,680,047	169,013	873,238	11,991,297	621,957	21,335,552
Additions	887,881	40,270	3,149,780	110,083	—	4,188,014
Disposals	(252,424)	—	(13,832)	(331,470)	(500,000)	(1,097,726)
Impairment	—	—	—	(168,530)	—	(168,530)
Balance, March 31, 2025	8,315,504	209,283	4,009,186	11,601,380	121,957	24,257,310

Accumulated depreciation
Balance, March 31, 2023	2,586,398	10,893	5,739	—	—	2,603,030
Depreciation	808,571	35,809	59,998	380,774	—	1,285,152
Disposals	—	—	(5,739)	—	—	(5,739)
Balance, March 31, 2024	3,394,969	46,702	59,998	380,774	—	3,882,443
Depreciation	930,788	33,741	83,714	988,396	—	2,036,639
Disposals	(297,659)	—	—	(34,148)	—	(331,807)
Balance, March 31, 2025	4,028,098	80,443	143,712	1,335,022	—	5,587,275

Carrying value
Balance, March 31, 2024	4,285,078	122,311	813,240	11,610,523	621,957	17,453,109
Balance, March 31, 2025	4,287,406	128,840	3,865,474	10,266,358	121,957	18,670,035

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

During the year ended March 31, 2025, the Company allocated $1,511,354 (2024 – $1,503,944) of depreciation expense to the production of biological assets and inventory. During the year ended March 31, 2025, the Company recognized a loss on disposal of $55,882 (2024 – loss of $62,808) and impairment of $168,530 (2024 – $nil) in other (income) loss.

10     Intangible assets and goodwill

	Customer relationships	License	Technology	Trademarks and brand	Goodwill	Total
Cost	$	$	$	$	$	$
Balance, March 31, 2024	—	—	—	—	—	—
RTO Transaction (Note 4)	8,040,000	3,340,000	390,000	820,000	12,602,050	25,192,050
Balance, March 31, 2024	8,040,000	3,340,000	390,000	820,000	12,602,050	25,192,050
Balance, March 31, 2025	8,040,000	3,340,000	390,000	820,000	12,602,050	25,192,050

Accumulated amortization
Balance, March 31, 2023	—	—	—	—	—	—
Depreciation	1,340,000	1,113,333	52,000	125,334	—	2,630,667
Balance, March 31, 2024	1,340,000	1,113,333	52,000	125,334	—	2,630,667
Amortization	2,010,000	1,670,000	78,000	188,000	—	3,946,000
Balance, March 31, 2025	3,350,000	2,783,333	130,000	313,334	—	6,576,667

Carrying Value
Balance, March 31, 2024	6,700,000	2,226,667	338,000	694,666	12,602,050	22,561,383
Balance, March 31, 2025	4,690,000	556,667	260,000	506,666	12,602,050	18,615,383

The Company performs an assessment for goodwill impairment as of March 31 of each year and whenever there is an indication of impairment.

The recoverable amount of the two CGUs to which goodwill has been allocated was determined using the value-in-use approach. Under the value-in-use approach, the recoverable amount is calculated based on the present value of expected cash flows expected to be derived from the CGU. For the years ended March 31, 2025 and 2024, the Company concluded that the recoverable amount of the group of CGUs was higher than the carrying amount, and therefore no impairment was recognized. The value-in-use was determined using a discount rate of 24% (2024 – 27%) and a terminal rate of 3% (2024 – 3%).

11      Notes payable

The following table presents the notes payable for the Company:

	March 31,	March 31,
	2025	2024
	$	$
Due to related parties [i]	4,533,268	4,765,975
Promissory notes [ii]	10,019,085	10,238,543
Total notes payable	14,552,353	15,004,518

[i]      Due to related parties

Notes payable are due to certain related parties of the Company. The notes payable bear interest at 17% per annum and are unsecured. As of March 31, 2024, the notes payable due to related parties were due on demand.

On July 25, 2024, the Company and the related parties entered into amending agreements for the notes payable. The amended agreements deferred repayment of the principal and accrued and outstanding interest until June 1, 2025. All other terms of the notes remained the same.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

	March 31, 2025	March 31, 2024
	$	$
Balance – Beginning of the year	4,765,975	6,157,979
Advances	—	4,995
Interest expense	758,035	937,655
Repayments	(990,742)	(2,334,654)
Balance – End of the year	4,533,268	4,765,975

[ii] Promissory notes

On July 28, 2023, as part of the RTO Transaction (Note 4), the Company assumed three promissory notes (the “ISO Promissory Notes”) each with a principal value of $4,167,667, for an aggregate amount of $12,500,000, bearing interest at 5% payable annually. The maturity dates of the three promissory notes are December 12, 2023, June 12, 2024, and December 12, 2024. Until maturity, the principal amount of $666,667 of each note may be converted into common shares of the Company, at the option of the noteholder, at a conversion price of $1.50. The promissory notes are secured by a general security agreement registered against the assets of IsoCanMed. On closing of the RTO Transaction, the Company determined that the fair value of the ISO Promissory Notes was $10,875,572.

As a part of the RTO Transaction, the Company also issued 333,333 replacement warrants to each noteholder for an aggregate issuance of 999,999 replacement warrants. The warrants had an exercise price of $1.20 and were exercisable up to August 30, 2025. The fair value of these replacement warrants were included as a part of the purchase consideration (see Note 4 and Note 14(c)).

On December 11, 2023, the Company and one of the note holders agreed to amend one of the promissory notes (the “Amended ISO Promissory Note”). The Amended ISO Promissory note extended the maturity date from December 12, 2023 to April 30, 2024. In exchange for the extension, the Company repaid $1,000,000 of the outstanding principal of the promissory note and amended the terms of outstanding warrants (see Note 14). The exercise price of 333,333 warrants issued in conjunction with the ISO Promissory Notes were reduced from $1.20 per common share to $0.66 per share. The warrants were also amended to include a clause where, if the closing price of the common shares for ten consecutive trading days exceeds $0.825 per Share (the "Accelerated Period"), the expiry date of the Warrants will be automatically accelerated without any further action on the part of the Company or the holder of the Warrants to a date that is 30 days following the end of the Accelerated Period.

The Company determined that the Amended ISO Promissory note was a substantial modification. Therefore, the Company extinguished the existing debt of $3,244,863 and recognized new debt with a fair value of $3,035,956. For the year ended March 31, 2024, the Company recognized a gain on extinguishment of $208,907, recorded in the line-item ‘Finance Expense, net’ in the consolidated statements of income and comprehensive income.

The Company also determined that the exercise price of the modified warrants will remain fixed after modification. Therefore, the warrants will remain classified as equity. For the year ended March 31, 2024, the Company recorded a loss on modification of $23,013 on remeasurement of the warrants, recorded in the line-item ‘Finance expense, net’ in the consolidated statements of income and comprehensive income.

On July 28, 2024, the Company and all of the note holders agreed to amend the promissory notes (the “Second Amended ISO Promissory Notes”). The Second Amended ISO Promissory Notes extended the maturity date for all notes to June 2, 2025. All other terms of the notes remained the same.

	March 31, 2025	March 31, 2024
	$	$
Balance – Beginning of the year	10,238,543	—
RTO Transaction (Note 4)	—	10,875,572
Interest expense	1,217,852	1,571,878
Repayments	(1,437,310)	(2,000,000)
Gain on extinguishment	—	(208,907)
Balance – End of the year	10,019,085	10,238,543

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

12     Borrowings

The following table presents the borrowings for the Company:

	March 31,	March 31,
	2025	2024
	$	$
Mortgage payable [i]	—	2,094,364
Unsecured loan [ii]	350,438	344,188
Total borrowings	350,438	2,438,552

[i] Mortgage payable

On July 28, 2023, as part of the RTO Transaction (Note 4), the Company assumed a mortgage payable balance (the “Mortgage”) for an aggregate principal of $2,000,000, bearing interest at 12% per annum. The Mortgage is secured by the property and assets of the Company’s wholly owned subsidiary, IsoCanMed, in Louiseville, Quebec, and is subject to monthly interest-only installments of $11,667, with the principal amount due on January 1, 2024. On closing of the RTO Transaction, the Company determined that the fair value was $2,058,334.

On December 20, 2023, the Company and lender entered into an amended mortgage agreement (the “Amended Mortgage”). The Amended Mortgage delayed repayment of the principal and accrued and outstanding interest from January 1, 2024 to January 1, 2025. Under the terms of the Amended Mortgage, the interest rate was increased from 12% to 13.25% per annum, payable monthly beginning February 1, 2024.

The Company incurred cash transaction costs of $30,000 which are being amortized as accretion expense over the term of the Amended Mortgage. The amortization of transaction costs is included in the line-item ‘Finance expense (income), net’ in the consolidated statements of income and comprehensive income. As a result of the Amended Mortgage, the Company recognized a loss on modification of $39,770 during the year ended March 31, 2024. The loss on modification was recorded in the line-item ‘Finance expense, net’ in the consolidated statements of income and comprehensive income.

During the year ended March 31, 2025, the Company incurred $244,331 of interest expense (2024 – $192,305) and made payments totaling $2,338,695 (2024 – $116,505) comprised of principal and interest. In December 2024, the Company repaid the mortgage in full.

[ii] Unsecured loan

On July 28, 2023, as part of the RTO Transaction (Note 4), the Company assumed a three-year unsecured loan provided by a vendor, bearing interest at 2% per annum, payable annually. The loan matured on October 31, 2021 and is due on demand.

On closing of the RTO Transaction, the Company determined that the fair value was $340,010, comprised of the principal amount of $313,000 and accrued but unpaid interest of $27,010. During the year ended March 31, 2025, the Company incurred and accrued $6,250 of interest expense (2024 – $4,178).

13     Convertible debentures

	2017 Debentures (i)	Archerwill Debentures (ii)	Total
	$	$	$
Balance as at March 31, 2023	—	—	—
RTO transaction (Note 4)	607,000	5,254,366	5,861,366
Interest accretion expense	55,958	586,517	642,475
Repayments	(90,958)	(1,000,000)	(1,090,958)
Balance as at March 31, 2024	572,000	4,840,883	5,412,883
Interest accretion expense	72,085	2,420,353	2,492,438
Payments	(72,085)	(250,000)	(322,085)
Balance as at March 31, 2025	572,000	7,011,236	7,583,236

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

(i) 2017 Debentures

On July 28, 2023, as part of the RTO Transaction (Note 4), the Company assumed unsecured convertible debentures with an outstanding balance of $607,000 (the “2017 Debentures”). Each 2017 Debentures unit comprises a principal amount of $1,000 and bears interest at 18% per annum, payable monthly. As of July 28, 2023, the 2017 Debentures are due on demand and are no longer convertible.

The Company determined that the fair value of the 2017 Debentures was $607,000. During the year ended March 31, 2025, the Company incurred $72,085 of interest expense (2024 – $55,958).

(ii) Archerwill Debentures

On July 28, 2023, as part of the RTO Transaction (Note 4), the Company assumed a secured convertible debenture with a principal value of $6,500,000 (the “Archerwill Debenture”). The Archerwill Debenture bears interest at 8% per annum. The Archerwill Debenture are convertible into common shares at a conversion price of $0.57, or payable in cash at maturity, at the option of the lender. Unless converted earlier, the Archerwill Debenture matures on August 8, 2025. The Archerwill Debenture is secured by a first ranking security over all present and after-acquired property.

The Archerwill Debenture also contains a repayment clause where for each $1.00 paid towards principal or accrued interest of notes payable, $0.50 shall be paid towards the ISO Promissory Notes (Note 11), $0.25 shall be paid towards the notes payable to certain related parties (Note 11), and $0.25 shall be paid towards the Archerwill Debenture. Any repayment shall first be credited to any accrued and unpaid interest. In addition, for each repayment made, the Company must issue the number of warrants equal to the repayment amount divided by the conversion price of $0.57.

In conjunction with the Archerwill Debenture, the Company issued 4,333,333 common share purchase warrants (the “Archerwill Debenture Warrants”), exercisable until August 5, 2027 at an exercise price of $0.75. On September 18, 2023, 60% or 2,600,000 of the Archerwill Debenture Warrants were cancelled as the 20 day VWAP of Common Shares following the resumption of trading on the CSE was less than $0.65 per common share.

On closing of the RTO Transaction (Note 4), the Company determined that the fair value of the host debt instrument, the conversion option derivative, and warrant liability was $5,254,366, $4,843,000, and $557,000 respectively. The fair value of the conversion feature and warrants were assessed using a combination of a Monte Carlo analysis and Black-Scholes model. Key assumptions used in both models were a share price of $0.47, estimated volatility of 95% and a risk-free rate of 4.0%. The fair value of the host debt instrument was fair valued based on a discount rate of 22%.

After the first 20 trading days following the resumption of trading, the conversion option derivative and warrant liability met the criteria for equity classification on September 18, 2023. In accordance with IAS 32, the conversion option derivative and the remaining 1,733,333 Archerwill Debenture Warrants were reclassed into equity at the remeasured fair value on September 18, 2023.

As at September 18, 2023, the Company determined the fair value of the conversion option derivative, and warrant liability as $2,740,000, and $310,000 respectively. The fair value of the conversion feature and warrants were assessed using a combination of a Monte Carlo analysis and Black-Scholes model. Key assumptions used in both models were a share price of $0.31, an exercise price of $0.57 for options, an exercise price of $0.74737 for warrants, estimated volatility of 105% and a risk-free rate of 4.1%. The gain of $2,350,000 was recorded in the line item ‘Finance expense, net’.

On December 22, 2023, January 31, 2024, and March 13, 2024, the Company repaid an aggregate of $1,000,000 towards the Archerwill Debenture, resulting in the issuance of 1,739,432 warrants (the “Archerwill Prepayment Warrants”). The Archerwill Prepayment Warrants expire on August 5, 2027. The fair value of the Archerwill Prepayment Warrants was assessed using the Black-Scholes model. Key assumptions used in the model were a share price of $0.27 - $0.435, an exercise price of $0.57, estimated volatility of 95%, an expected life of 3.40 – 3.62 years, and a risk-free rate of 3.85%. The fair value of $344,155 was recorded in the line item ‘Finance expense, net’ on the consolidated statements of income and comprehensive income.

On June 26, 2024, the Company repaid $250,000 towards the Archerwill Debenture, resulting in the issuance of 434,858 warrants (the “Second Archerwill Prepayment Warrants”). The Second Archerwill Prepayment Warrants expire on August 5, 2027. The fair value of the Second Archerwill Prepayment Warrants was determined using the Black-Scholes model. Key assumptions used in the model were a share price of $0.27, an exercise price of $0.57, estimated volatility of 95%, an expected life of 3.11 years, and a risk-free rate of 3.88%. The fair value of $53,146 was recorded in the line item ‘Finance expense, net’ on the consolidated statements of income and comprehensive income.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

14     Share capital

(a)         Authorized

The Company has authorized capital consisting of an unlimited number of common shares without par value.

(b)         Issued and outstanding

	Common shares
	#	$
Balance – March 31, 2023	46,152,564	100
Shares issued pursuant to Tranche Two Closing (Note 4)	70,713,556	11,014,000
Shares issued for services (Note 4)	131,441	61,777
Balance – March 31, 2024	116,997,561	11,075,877
Balance – March 31, 2025	116,997,561	11,075,877

(c)         Warrants

On July 28, 2023, as a result of the RTO Transaction (Note 4), the Company issued replacement warrants for all warrants issued and outstanding of Canada House at the time of the Tranche Two Closing. The replacement warrants were issued on the same terms, except they were exercisable into common shares of MTL Cannabis Corp., rather than Canada House. Each warrant converts into one common share of the Company on exercise. The fair value of the replacements warrants in MTL Cannabis Corp. was included as a part of the total purchase consideration (Note 4).

The changes in the numbers of warrants outstanding during the year ended March 31, 2025 were as follows:

	Number of warrants	Weighted average exercise price
	#	$
Outstanding as at March 31, 2023	—	—
RTO Transaction (Notes 4 and 13)	5,978,089	1.20
Warrants issued (Note 13)	1,739,432	0.57
Outstanding as at March 31, 2024	7,717,521	1.06
Granted (Note 13)	434,858	0.57
Outstanding as at March 31, 2025	8,152,379	1.03

The following table is a summary of the Company’s warrants outstanding as at March 31, 2025:

Expiration date	Warrants outstanding	Weighted average exercise price
	#	$
August 30, 2025	666,666	1.20
August 30, 2025	333,333	0.66
December 31, 2026	3,244,757	1.50
August 5, 2027	1,733,333	0.75
August 5, 2027	2,174,290	0.57
	8,152,379	1.03

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

The following table is a summary of the Company’s warrants outstanding as at March 31, 2024:

Expiration date	Warrants outstanding	Weighted average exercise price
	#	$
August 30, 2025	666,666	1.20
August 30, 2025	333,333	0.66
December 31, 2026	3,244,757	1.50
August 5, 2027	1,733,333	0.75
August 5, 2027	1,739,432	0.57
	7,717,521	1.06

The weighted average remaining contractual life of warrants outstanding as at March 31, 2025 was 1.87 years (2024 – 2.85 years).

(d)         Share options

The Company has a share option plan (the “Option Plan”) for directors, officers, employees and consultants of the Company. The Company’s Board of Directors determines, among other things, the eligibility of individuals to participate in the Option Plan and the term, vesting periods, and the exercise price of options granted to individuals under the Option Plan.

Each share option converts into one common share of the Company on exercise. No amounts are paid or payable by the individual on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry.

The Company’s Option Plan provides that the number of common shares reserved for issuance may not exceed 10% of the Common Shares that are outstanding unless the Board of Directors shall have increased such limit by a resolution of the Board. In addition, the aggregate number of Common Shares so reserved for issuance to one person may not exceed 5% of the total issued and outstanding common shares. If any options terminate, expire, or are cancelled, the number of options so terminated, expired or cancelled shall again be available under the plan.

On July 28, 2023, as a result of the RTO Transaction (Note 4), the Company issued replacement share options for all options issued and outstanding of Canada House at the time of the Tranche Two Closing. The replacement share options were issued on the same terms, except they were exercisable into common shares of MTL Cannabis Corp., rather than Canada House. Each share option converts into one common share of the Company on exercise. No amounts are paid or payable by the individual on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of expiry. The fair value of the replacement options was included as a part of the total purchase consideration (Note 4).

The change in the number of share options outstanding during the year are as follows:

	March 31, 2025		March 31, 2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
	#	$	#	$
Options outstanding, beginning of year	854,166	1.00	—	—
Options replaced (Note 4)	—	—	1,765,000	1.26
Options granted	5,725,000	0.28	—	—
Options forfeited	(77,500)	1.50	—	—
Options expired	(106,668)	1.60	(910,834)	1.50
Options outstanding, end of year	6,394,998	0.34	854,166	1.00
Options exercisable, end of year	2,101,248	0.46	854,166	1.00

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

On April 10, 2024 and June 10, 2024, the Company granted 2,550,000 and 3,175,000 share options, respectively, with 25% of the options granted vesting immediately. The remaining options granted vest evenly over the next three years on the anniversary date of the grant.

The fair value of share options granted on April 10, 2024 and June 10, 2024, were estimated at the date of grant using the Black-Scholes option pricing model using the following inputs:

2025
Grant date share price	$0.26 - $0.29
Exercise price	$0.26 - $0.29
Expected dividend yield	$nil
Risk-free interest rate	3.52% - 3.74%
Expected option life	5 years
Expected volatility	95%

The expected volatility was estimated using the volatility of publicly traded companies that the Company considered to be comparable. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on the government bonds with a term equal to the expected life of the options.

During the year ended March 31, 2025, the Company recognized $764,188 in share-based compensation expense (2024 – $61,777).

The following table is a summary of the Company’s share options outstanding as at March 31, 2025:

Options outstanding			Options exercisable
		Weighted average
		remaining
	Number	contractual life	Weighted average	Number
Exercise price	outstanding	[years]	exercise price	exercisable
$	#	#	$	#
0.26	2,550,000	4.03	0.26	637,500
0.29	3,175,000	4.20	0.29	793,750
0.63	500,000	3.41	0.63	500,000
1.50	169,998	0.94	1.50	169,998
0.34	6,394,998	3.98	0.46	2,101,248

The following table is a summary of the Company’s share options outstanding as at March 31, 2024:

Options outstanding			Options exercisable
		Weighted average
		remaining
	Number	contractual life	Weighted average	Number
Exercise price	outstanding	[years]	exercise price	exercisable
$	#	#	$	#
0.63	500,000	4.41	0.63	500,000
1.50	350,833	1.63	1.50	350,833
4.80	3,333	0.06	4.80	3,333
	854,166	3.25	1.00	854,166

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

15	Earnings per share

The Company presents basic and diluted EPS data for its shares. Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is determined by adjusting net income and the weighted average number of common shares outstanding, for the effects of all dilutive potential shares.

	For the years ended March 31,
	2025	2024
	$	$
Net income for the year	6,826,256	2,449,523
Weighted average number of shares for basic EPS	116,997,561	93,963,259
	$0.058	$0.026

The Company has three categories of potentially dilutive securities: convertible debentures, warrants and share options. Basic and diluted income per share were the same for the years ended March 31, 2025 and 2024, as the exercise of any potentially dilutive instruments would be anti-dilutive.

16	Finance expense, net

Finance expense, net for the years ended March 31, 2025 and 2024 consists of the following:

	2025	2024
	$	$
Interest on lease obligations (Note 8)	2,562,566	2,195,027
Interest on notes payable (Note 11)	1,975,887	2,509,533
Interest on borrowings (Note 12)	250,581	279,002
Interest on convertible debentures (Note 13)	2,492,438	642,475
Fair value gain on financial liabilities (Note 13)	—	(2,350,000)
Gain on modification of mortgage payable (Note 12)	—	(39,770)
Gain on extinguishment of notes payable (Note 11)	—	(208,907)
Incremental fair value of warrants modified (Note 11)	—	23,013
Warrants issued (Note 14)	53,146	344,155
Other finance expense	67,163	95,905
	7,401,781	3,490,433

17	Nature of expenses

General and administrative expenses for the years ended March 31, 2025 and 2024 consists of the following:

	2025	2024
	$	$
Salaries, wages and benefits	13,935,357	9,037,789
General operating	6,528,883	4,345,011
Occupancy expense (recovery)	312,330	(449)
Professional fees	3,133,879	3,439,566
	23,910,449	16,821,917

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

18	Segmented information

The Company reports segment information based on internal reports used by the Chief Operating Decision makers (“CODM”) to make operating and resource decisions and to assess performance. The CODM is represented by the Chief Executive Officer, Chief Operating Officer, Chief Cultivation Officer, and Chief Financial Officer. The CODM makes decisions and assesses performance of the Company through two reportable and operating segments. The Company cultivates and distributes cannabis related products via federally approved cannabis programs by way of its Licensed Producer business. In addition, Company operates its clinic business through its CHC subsidiary. The Company derives substantially all of its revenue from these two segments.

The Company primarily operates in one principal geographical area, Canada, accordingly all of the Company’s long-lived assets are located in Canada. For the year ended March 31, 2025, the Company generated revenue of $3,247,000 in Portugal (2024 – $291,500).

The following table presents details on the Company’s segments for the year ended March 31, 2025:

	Licensed producer	CHC	Corporate	Consolidated
	$	$	$	$
Revenue
Product revenue	98,748,522	283,965	—	99,032,487
Referral revenue and other	(1,283,525)	7,490,147	—	6,206,622
Less: excise tax	(21,165,294)	—	—	(21,165,294)
Net revenue	76,299,703	7,774,112	—	84,073,815
Cost of sales	37,670,532	—	—	37,670,532
Gross profit before fair value adjustments	38,629,171	7,774,112	—	46,403,283

Fair value adjustments on biological assets	7,797,187	—	—	7,797,187
Fair value adjustments on sale of inventory	(5,577,289)	—	—	(5,577,289)
Gross profit	40,849,069	7,774,112	—	48,623,181

Expenses	20,263,741	5,460,753	6,846,829	32,571,323
Operating income (loss)	20,585,328	2,313,359	(6,846,829)	16,051,858

Finance expense, net	3,289,053	137,241	3,975,487	7,401,781
Other expense (income)	(113,549)	109,198	—	(4,351)

Income (loss) before income taxes	17,409,824	2,066,920	(10,822,316)	8,654,428

Income tax expense	1,353,093	492,439	(17,360)	1,828,172

Net income (loss) and comprehensive income (loss) for the year	16,056,731	1,574,481	(10,804,956)	6,826,256

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

The following table presents details on the Company’s segments for the year ended March 31, 2024:

	Licensed producer	CHC	Corporate	Consolidated
	$	$	$	$
Revenue
Product revenue	79,379,292	163,900	—	79,543,192
Referral revenue and other	76,805	3,443,891	—	3,520,696
Less: excise tax	(17,770,219)	—	—	(17,770,219)
Net revenue	61,685,878	3,607,791	—	65,293,669
Cost of sales	35,535,308	—	—	35,535,308
Gross profit before fair value adjustments	26,150,570	3,607,791	—	29,758,361

Fair value adjustments on biological assets	2,845,987	—	—	2,845,987
Fair value adjustments on sale of inventory	(6,201,313)	—	—	(6,201,313)
Gross profit	22,795,244	3,607,791	—	26,403,035

Expenses	16,826,332	3,100,954	1,863,079	21,790,365
Operating income (loss)	5,968,912	506,837	(1,863,079)	4,612,670

Finance expense, net	3,108,660	103,152	278,621	3,490,433
Other income	(596,024)	(38,492)	(30,031)	(664,547)

Income (loss) before income taxes	3,456,276	442,177	(2,111,669)	1,786,784

Income tax expense	(15,083)	370,141	(1,017,797)	(662,739)

Net income (loss) and comprehensive income (loss) for the year	3,471,359	72,036	(1,093,872)	2,449,523

Non-current assets as at March 31, 2025 and 2024 were as follows:

	Licensed producer	CHC	Total
	$	$	$
March 31, 2025
Right-of-use assets, net	11,035,875	719,764	11,755,639
Property, plant and equipment, net	18,578,433	91,602	18,670,035
Intangible assets, net	12,241,717	6,373,666	18,615,383
	41,856,025	7,185,032	49,041,057
March 31, 2024
Right-of-use assets, net	10,487,659	785,245	11,272,904
Property, plant and equipment, net	16,324,879	1,128,230	17,453,109
Intangible assets, net	15,231,717	7,329,666	22,561,383
	42,044,255	9,243,141	51,287,396

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

19	Income taxes

The reconciliation of income tax expense for the years ended March 31, 2025 and 2024 consists of the following:

	2025	2024
	$	$
Income before income taxes	8,654,428	1,786,784
Statutory tax rate	26.50%	26.50%
Expected income tax provision (recovery)	2,293,423	473,498
Impact of difference in tax rate	88,479	19,191
Recognition of previously unrecognized tax losses	(887,054)	—
Tax rate changes and other adjustments	(157,361)	(9,864)
Non-deductible expenses	306,802	123,018
Fair value adjustment on warrants	—	(525,450)
Change in deferred tax assets not recognized	183,883	(743,132)
Net income tax provision	1,828,172	(662,739)

The Company’s income tax (recovery) is allocated as follows:

	March 31,	March 31,
	2025	2024
	$	$
Current tax expense	944,017	1,027,668
Deferred tax (recovery)	884,155	(1,690,407)
Net income tax provision	1,828,172	(662,739)

The following table summarizes the components of deferred tax:

	March 31, 2025	March 31, 2024
	$	$
Non-capital loss carry forwards	1,294,617	3,434,655
Property, plant and equipment	(1,374,775)	(1,281,444)
Intangible assets	(1,460,690)	(2,690,578)
Biological assets and inventory	(915,761)	(160,932)
Lease Liability, net of right-of-use assets	806,926	548,456
CEBA Loan	12,014	4,058
Share issuance cost	1,043	59,526
Land	—	(34,306)
ITC Receivable	(15,828)	—
Notes payable	(8,978)	(200,406)
Convertible debt	(291,228)	(680,597)
Other	1,205	(65,732)
Total deferred tax assets (liabilities)	(1,951,455)	(1,067,300)

Deferred taxes are provided as a result of temporary differences that arise due to differences between income tax values and the carrying amount of assets and liabilities. Deferred tax assets are recognized to offset deferred tax liabilities where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset.

Movement in the net deferred tax assets (liabilities) is as follows:

	March 31, 2025	March 31, 2024
	$	$
Balance at the beginning of the year	(1,067,300)	(812,363)
Recognized in profit or loss	(884,155)	1,690,407
Recognized in equity	—	(741,638)
Recognized in goodwill on RTO Transaction (Note 4)	—	(1,203,706)
Balance at the end of the year	(1,951,455)	(1,067,300)

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

Deferred tax assets have not been recognized in respect of the following tax attributes as, on a standalone basis, the subsidiaries to which they relate are not expected to generate sufficient taxable profits to utilize the benefits:

	March 31, 2025	March 31, 2024
	$	$
Non-capital losses carried forward	10,204,479	9,485,111
Property, plant and equipment	7,279,371	7,369,889
Lease liability	98,520	48,327
Reserve	248,469	406,957
Contingent consideration	88,526	88,526
Land	253,044	253,045
Capital losses carried forward	2,907,252	2,907,252
Share issuance costs	173,338	—
	21,252,999	20,559,107

Share issue and financing costs will be fully amortized in 2028. The remaining deductible temporary differences may be carried forward indefinitely.

The Company’s unrecognized Canadian non-capital income tax losses expire as follows:

Year	$
2041	3,893,604
2042	3,272,148
2043	207
2044	2,518,303
2045	520,217
10,204,479

20	Contingencies

In the ordinary course of business, from time to time, the Company is involved in various claims related to operations, rights, commercial, employment or other claims. While the outcome of these matters may not be estimable at the reporting date, the Company makes provision, where possible, for the estimate outcome of such claims or proceedings.

21	Related party transactions

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly and consists of the Chief Executive Officer, Chief Financial Officer, Chief Cultivation Officer, Chief Operating Officer, President, and Directors.

Compensation expense which consists of salaries, benefits and bonuses for the Company’s key management personnel for the year ended March 31, 2025, was $3,271,513 ((2024 – $1,258,449). Compensation expense for the year ended March 31, 2025 includes 2,550,000 options granted to key management personnel on April 10, 2024 (2024 – nil). The aggregate fair value of the options granted was $489,141 (2024 – $nil), and the Company recognized $344,410 during the year.

During the year ended March 31, 2025, the Company purchased $6,164,150 (2024 – $1,785,010) of equipment and services at market rates from companies owned by key management personnel. As of March 31, 2025, the Company had an outstanding balance of $3,150,207 (March 31, 2024 – $283,497) recorded in trade and other payables.

During the year ended March 31, 2025, the Company made rental and lease payments to related parties totaling $2,587,728 (2024 – $2,108,200).

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

During the year ended March 31, 2025, the Company accrued interest of $758,035 (2024 – $937,655) on a notes payable balance from a company controlled by the Chief Cultivation Officer and Chief Operating Officer. The Company repaid $990,742 during the year ended March 31, 2025 (2024 – $2,334,654). As of March 31, 2025, the Company had an outstanding balance payable of $4,533,268 (March 31, 2024 – $4,765,975) recorded in notes payable in relation to these notes (Note 11). The balance payable is due on July 1, 2025. As of July 1, 2022, the note is interest bearing at a rate of 17% per annum. Prior to this period the interest was non-interest bearing.

During the year ended March 31, 2025, the Company accrued interest of $660,127 (2024 – $503,802) on a promissory note from a director. The Company repaid $353,707 during the year ended March 31, 2025 (2024 – $nil). As of March 31, 2025, the Company had an outstanding balance payable of $4,138,607 (March 31, 2024 – $4,307,648) recorded in notes payable (Note 11). On July 28, 2024, the Company extended the maturity date of the note from December 12, 2024 to June 2, 2025. The balance payable bears interest at a rate of 5% per annum.

22	Capital management

The Company’s capital management objectives are to maintain financial flexibility in order to pursue its strategy of organic growth and to provide returns to its shareholders. The Company defines capital as the aggregate of its capital shares, notes payable, borrowings, and convertible debentures.

Total managed capital is as follows:

	March 31, 2025	March 31, 2024
	$	$
Notes payable	14,552,353	15,004,518
Borrowings	350,438	2,438,552
Convertible debentures	7,583,236	5,412,883
Share capital	11,075,877	11,075,877
	33,561,904	33,931,830

The Company manages its capital structure in accordance with changes in economic conditions. In order to maintain or adjust its capital structure, the Company may elect to issue or repay financial liabilities, issue shares, repurchase shares, pay dividends or undertake any other activities as deemed appropriate under the specific circumstances. The Company is not subject to any externally imposed capital requirements.

23	Financial instruments and risk management

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding receivables. The Company trades only with recognized, creditworthy third parties. The Company performs credit checks for all customers who wish to trade on credit terms. As at March 31, 2025, two customers represented 45% of the outstanding receivable balance (2024 – one customer represented 39%). For the year ended March 31, 2025, two customers accounted for 50% of the Company’s revenue (2024 – no customers accounted for more than 10% of the Company’s revenue).

The Company does not hold any collateral as security and mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

The aging of trade receivables is as follows:

	March 31, 2025	March 31, 2024
	$	$
Current	4,524,739	1,313,407
1 – 30 days past due	3,169,696	4,785,429
31 – 60 days past due	1,155,350	263,034
Greater than 60 days past due	815,907	440,865
	9,665,692	6,802,735
Less: expected credit losses	(248,469)	(259,711)
	9,417,223	6,543,024

The expected credit losses were recognized in the consolidated statements of income and comprehensive income in the financial statement line item ‘General and administrative’. The losses are included within ‘General operating costs’ (Note 17).

Liquidity risk

Liquidity risk is the risk the Company will not be able to meet its financial obligations as they come due. The Company’s exposure to liquidity risk is dependent on the Company’s ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows, the issuance of share capital and, if desired, the issuance of debt. The Company’s trade and other payables are all due within 12 months from the date of these financial statements. The Company is not subject to any covenants.

The Company is obligated to the following contractual maturities of undiscounted cash flows as at March 31, 2025:

	Carrying amount	Year 1	Year 2	Year 3 and thereafter	Total
	$	$	$	$	$
Trade and other payables	19,364,554	19,364,554	—	—	19,364,554
Lease obligations	14,895,447	3,437,056	3,409,872	20,182,672	27,029,600
Notes payable	14,552,353	14,685,293	—	—	14,685,293
Borrowings	350,438	350,438	—	—	350,438
Convertible debentures	7,583,236	8,903,593	—	—	8,903,593
	56,746,028	46,740,934	3,409,872	20,182,672	70,333,478

Market risk

Market risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: foreign currency risk, interest rate risk and other price risk.

•	Foreign currency risk

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company is not exposed to foreign currency risk as at March 31, 2025.

•	Interest rate risk

Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk as at March 31, 2025, as there are no material long-term borrowings outstanding subject to variable interest rates.

•	Other price risk

Other price risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risk as at March 31, 2025.

MTL Cannabis Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2025 and 2024

[expressed in Canadian dollars, except share amounts]

Fair values

The carrying values of cash, trade and other receivables, trade and other payables, notes payable, borrowings, and the current portion of convertible debentures approximate their fair value due to the short-term nature of these items. The carrying value of the convertible debentures approximates its fair value due to initial recognition at fair value upon the RTO transaction, and subsequent measurement at amortized cost.

The risk of material change in fair value is not considered to be significant. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

•	Level 1 – Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

•	Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 – Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value. The financial liabilities are a level 2 financial instrument as its fair value was calculated using observable market inputs. No instruments were classified as level 3 as of March 31, 2025. During the year, there were no transfers of amounts between levels.

24	Subsequent Events

Notes payable

On May 30, 2025, the Company and the three note holders of the ISO Promissory Notes agreed to amend the terms of the notes (Note 11). The amendments extended the maturity date of each note to August 31, 2025 from the previous maturity date of June 2, 2025.

On June 1, 2025, the Company and certain related parties agreed to amend its note payable balance due on June 1, 2025. The amendments extended the maturity date of each note to March 31, 2026 from the previous maturity date of June 1, 2025.

Share-based compensation

On June 6, 2025, the Company granted 3,000,000 deferred share units (“DSUs”) and 2,000,000 restricted share units (“RSUs”) to key management personnel. The DSUs granted vest on June 6, 2028, and the RSUs vest evenly over the next three years on the anniversary of the grant date.

Expansion into Manitoba

On June 6, 2025, the Company, through its subsidiary CHC, entered into a lease agreement to expand its operations and open a new clinic in Winnipeg, Manitoba. The lease commenced on July 1, 2025, is month-to-month, and can be terminated at any time with 60 days’ notice.